Exhibit 99.1

KOPIN PROVIDES BUSINESS UPDATE AND FOURTH

QUARTER, FISCAL 2016 OPERATING RESULTS

• Partnership With Goertek on Track To Produce Three New Headsets in 2017

• New Lightning™ OLED Display To Drive VR Industry

• Four CES 2017 Innovation Awards

WESTBOROUGH, Mass.— March 13, 2017 — (BUSINESS WIRE)— Kopin Corporation (NASDAQ:KOPN), a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the fourth quarter and fiscal 2016 ended December 31, 2016.

“One of our primary goals in 2016 was to reach strategic partnership agreements to commercialize our wearable technologies, and our announcements at The Consumer Electronics Show (CES) in January proved we were very successful,” said Dr. John C.C. Fan, Kopin’s President and CEO. “We entered into agreements with Goertek, the largest manufacturer of VR and AR products in the world, to jointly develop and commercialize a range of technologies and wearable products. In conjunction with these agreements, Goertek is taking an approximate 10% position in Kopin. We also announced a partnership with Lenovo to develop and manufacture AR headsets for the enterprise market.”

“In addition, we introduced new revolutionary technologies at CES and received four Innovation Awards,” Fan continued. “We debuted the LightningTM OLED micro display, which is targeted to the VR markets. The world’s first 2K x 2K display at 1” diagonal size and operating up to 120 Hz, addresses many issues in current VR headsets, including the large size and weight, the poor image quality due to low display resolution, the heat the headset produces, and image lag, which has led to the complaint that current VR systems have blurry images in fast motion. The reaction to our Lightning OLED micro display was overwhelming with many experts in the VR space commenting that it was the most beautiful VR image they had seen. In addition Kopin is taking a unique approach in the micro display industry by creating a fabless model for cost effective manufacturing. With our patented technology for improved performance over existing offerings and our low cost manufacturing model, we believe Kopin can help drive the adoption of VR.”

Whisper™ Chip was also a big part of our success at CES. Numerous potential partners have now declared Whisper Chip superior to any other technology for automatic speech recognition in noisy environments. As consumers increasingly choose voice over touch for their interface, the need for voice accuracy continues to grow.

We are developing three new headsets with Goertek. Because Goertek has unique insight into the leading AR/VR technologies, we view their commitment to Kopin as a strong statement about our technology. The first is a mobile VR headset incorporating the Lightning OLED micro displays. The others are two AR headsets, one targeted for the enterprise market and the other targeted for the health and fitness market. All three headsets will include our industry leading technologies and components.

In our military business, the F35 fighter jet and Family Weapon Sight (FWS) programs continue ramping in 2017. We are optimistic the new Administration’s emphasis on increased military funding will benefit Kopin.

During the fourth quarter of 2016 we had 5 patents granted and filed for 6 new applications. In 2016 we had 37 patents granted and filed for 30 new applications. Overall we have over 300 patents and patents pending, almost all of which are related to wearable applications. Finally, we also have the financial resources to fund our strategy, ending 2016 with $77.2 million in cash and cash equivalents. Our progress this year positions Kopin for substantially increased revenues in 2017, beginning late in the year. We are excited about the opportunities ahead, and look for Kopin to lead the growth of the AR and VR markets in 2017 and beyond,” concluded Dr. Fan.

Fourth Quarter Financial Results

Total revenues for the fourth quarter ended December 31, 2016 were $6.4 million, compared with $4.6 million for the fourth quarter ended December 26, 2015. Sales of products for Wearable applications were $1.5 million for the fourth quarter of 2016 as compared to $1.7 million in the fourth quarter of 2015.

Net loss for the fourth quarter of 2016 was $5.2 million, or $0.08 per share, compared with net loss of $7.0 million, or $0.11 per share, for the fourth quarter of 2015. Included in the fourth quarter net loss is a gain of $1.0 million for the final payment of an amount that was held in escrow from the sale of an investment.

Full Year Results

Total revenues for the twelve months ended December 31, 2016 were $22.6 million, compared to $32.1 million for the same period in 2015.

Research and development expenses for 2016 were $16.0 million compared with $17.6 million in the same period of 2015.

Selling, general and administrative expenses were $17.0 million in 2016, compared with $18.1 million in the same period of 2015.

Included in the 2016 results was a gain on the sale of our Korean property and plant of $7.8 million and a gain of $1.0 million for the final payment of an amount that was held in escrow from the sale of an investment. 2015 results included a $9.2 million gain from the sale of investments.

The net loss for the 12 months ended December 31, 2016 was $23.4 million or $0.36 per share, versus a net loss of $14.7 million or $0.23 per share for 2015.

We have maintained our strong financial position. Net cash used in operating activities for the twelve months ended December 31, 2016 was approximately $26.1 million. Kopin’s cash and equivalents and marketable securities were approximately $77.2 million at December 31, 2016 as compared to $80.7 million at December 26, 2015 and we have no long-term debt.

All amounts above are estimates and readers should refer to our Form 10-K for the year ended December 31, 2016 for final disposition of all matters including the final accounting and disclosures associated with the embezzlement at our Korean subsidiary.

On November 8, 2016 we issued a press release and filed a Form 8-K that announced that, based upon preliminary findings, we had discovered instances in which an employee at one of our majority-owned foreign subsidiaries appears to have embezzled money from Kopin. As a result of our investigation into the matter we were unable to file our Form 10-Q for the three and nine month period ended September 24, 2016 on the required due date. Nasdaq has granted Kopin an extension to file its Form 10-Q until May 2, 2017.

Financial Results Conference Call

In conjunction with its fourth quarter and full year 2016 financial results, Kopin will host a teleconference call for investors and analysts at 8:30 a.m. ET today. To participate, please dial (877) 709-8150 (U.S. and Canada) or (201) 689-8354 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and solutions for integration into head-worn computing and display systems to military, industrial and consumer customers. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, system and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

Kopin, Whisper, Lightning and Solos are trademarks of Kopin Corporation.

Contact:

Kopin Corporation

Richard Sneider, 508-870-5959

Treasurer and Chief Financial

Officer Richard_Sneider@kopin.com

or

Market Street Partners

Joann Horne, 415-445-3233

JHorne@marketstreetpartners.com

Forward-Looking Statements

Statements in this press release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to the joint development and commercialization of a range of technologies and wearable products with Goertek and Goertek’s taking an approximate 10% position in Kopin; our partnership with Lenovo to develop and manufacture AR headsets for the enterprise market; our taking a unique approach to manufacturing in the micro display industry, creating a fabless process in order to access cost effective manufacturing; our belief that our patented technology for improved performance over existing offerings and our low cost manufacturing model, can help drive the adoption of VR; our belief that as consumers increasingly choose voice over touch for their interface, the need for voice accuracy continues to grow; that we are developing three new headsets, one of which will include our Lightning OLED micro display for mobile VR market, one of which is targeting the enterprise market, and one of which is targeting the health and fitness market, and expected these new headsets to ship before year end; all three headsets will include our industry leading technologies, Kopin displays, optics and our WhisperChip; our military business, the F35 fighter jet and Family Weapon Sight (FWS) programs, continue ramping in 2017; we are optimistic the new Trump Administration’s emphasis on increased military funding will benefit Kopin; we also have the financial resources to fund our strategy, ending 2016 with $77.2 million in cash; our progress this year positions Kopin for substantially increased revenues in 2017, beginning late in the year; and our excited about the opportunities ahead, and look for Kopin to lead the growth of the AR and VR markets in 2017 and beyond. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: We may not jointly develop and commercialize a range of technologies and wearable products with Goertek; agreement to sell common stock of Kopin to Goertek, which represents an approximate 10% position in Kopin may not occur; the partnership with Lenovo to develop and manufacture AR headsets for the enterprise market may not materialize; our fabless approach to manufacturing may not work or provide a cost effective product; consumers may not choose voice over touch for their interface and the need for voice accuracy will not continue to grow; one, two or all three of the VR headsets we are collaborating on with Goertek may not be developed or offered for sale or shipped by the end of 2017; the headsets may not include one or any of Kopin displays, optics and WhisperChip technologies; our military business, and in particular the F35 fighter jet and Family Weapon Sight (FWS) programs, may decline because our products are not accepted by our customers, the programs may not be funded, the programs may be cancelled, our customers may select a competitor’s product instead of ours; the new Trump Administration may not increase the military budget and, even if it does, it may not benefit Kopin; we may not have sufficient cash to fund our strategy; we may not have substantial or any revenue increases in 2017; the AR and VR markets may take longer to develop than we anticipate; there may be no demand for our AR and VR products; and we may not have the financial resources to fund our strategy; it may take longer than Kopin estimates to develop products; Kopin’s products may not be accepted by the market place; there may be issues that prevent the adoption or further development of Kopin’s technologies; Kopin might be adversely affected by competitive products and pricing; the Company could experience the loss of significant customers; costs to produce Kopin’s products might increase significantly, or yields could decline; Kopin’s customers might be unable to ramp production volumes of their products, or Kopin’s product forecasts could turn out to be wrong; and other risk factors and cautionary statements listed in Kopin’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 26, 2015, and Kopin’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Kopin and only as of the date on which they are made. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this release.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Revenues:
Component revenues	$5,517,878	$4,428,880	$21,115,125	$28,163,118
Research and development revenues	855,469	183,015	1,527,441	3,891,301

	6,373,347	4,611,895	22,642,566	32,054,419
Expenses:
Cost of component revenues	3,957,802	4,664,096	17,861,271	21,694,826
Research and development	3,757,041	3,878,820	16,039,661	17,631,413
Selling, general and administrative	4,938,056	4,081,531	16,961,773	18,134,580
Gain on sale of property and plant	—	—	(7,767,200)	—

	12,652,899	12,624,447	43,095,505	57,460,819
Loss from operations	(6,279,552)	(8,012,552)	(20,452,939)	(25,406,400)
Other income (expense), net	2,037,008	950,439	618,472	10,585,776

Loss before (provision) benefit for income taxes, equity loss in unconsolidated affiliate and net (income) loss from noncontrolling interest	(4,242,544)	(7,062,113)	(19,834,467)	(14,820,624)
(Provision) benefit for income taxes	(912,000)	(12,500)	(3,130,000)	25,000

Loss before equity loss in unconsolidated affiliate and net loss from noncontrolling interest	(5,154,544)	(7,074,613)	(22,964,467)	(14,795,624)
Equity loss in unconsolidated affiliate	—	—	—	(47,443)

Net loss before net (income) loss attributable to noncontrolling interest	(5,154,544)	(7,074,613)	(22,964,467)	(14,843,067)
Net (income) loss attributable to noncontrolling interest	(35,331)	113,557	(402,971)	149,651

Net loss	$(5,189,875)	$(6,961,056)	$(23,367,438)	$(14,693,416)

Net loss per share:
Basic	$(0.08)	$(0.11)	$(0.36)	$(0.23)
Diluted	$(0.08)	$(0.11)	$(0.36)	$(0.23)
Weighted average number of common shares outstanding:
Basic	64,138,117	63,607,538	64,043,897	63,465,797

Diluted	64,138,117	63,607,538	64,043,897	63,465,797

Kopin Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2016	December 26, 2015
ASSETS
Current assets:
Cash and marketable securities	$77,197,896	$80,710,780
Accounts receivable, net	1,699,195	1,574,973
Inventory	3,302,112	2,512,473
Prepaid and other current assets	1,194,901	1,357,996
Note receivable	—	15,000,000

Total current assets	83,394,104	101,156,222
Land, equipment and improvements, net	2,979,585	2,677,103
Goodwill and intangible assets	844,023	946,082
Other assets	618,140	461,416
Property and plant, held for sale	—	819,263

Total assets	$87,835,852	$106,060,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,355,463	$3,959,704
Accrued expenses	5,457,484	4,702,574
Deferred income taxes	2,571,000	1,207,000
Billings in excess of revenue earned	981,761	1,407,566

Total current liabilities	13,365,708	11,276,844
Lease commitments	246,922	298,463
Total Kopin Corporation stockholders’ equity	74,108,863	94,740,875
Noncontrolling interest	114,359	(256,096)

Total stockholders’ equity	74,223,222	94,484,779

Total liabilities and stockholders’ equity	$87,835,852	$106,060,086

Kopin Corporation

Supplemental Information

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Display Revenues by Category (in millions)
Military Applications	$1.8	$1.2	$5.3	$10.2
Wearable Applications	1.5	1.7	7.4	12.3
Industrial Applications	1.7	1.1	6.3	4.0
Consumer Electronics Applications	0.5	0.4	2.1	1.7
Research and Development	0.9	0.2	1.5	3.9

Total	$6.4	$4.6	$22.6	$32.1

Stock-Based Compensation Expense
Continuing Operations
Cost of component revenues	$135,000	$109,000	$562,000	$730,000
Research and development	149,000	107,000	527,000	777,000
Selling, general and administrative	661,000	142,000	1,336,000	1,639,000

	$945,000	$358,000	$2,425,000	$3,146,000

Other Financial Information
Depreciation and amortization	$44,000	$279,000	$994,000	$2,139,000